Exhibit 10.35

August 18, 2003

Mr. Bob Richardson
7072 Eveningsong Dr.
Huntington Beach, CA 92648

Re:
Side Letter regarding transition assistance and Option Vesting on Change of Control

Dear Bob:

        This letter confirms our agreement regarding the level of transition assistance Primal would provide you in the event your employment with Primal is involuntarily terminated for any reason other than cause, and how your options vest in the event of a change in control or change in CEO.

Transition Assistance

        As discussed, Primal would provide you with ninety (90) days transition assistance pay. This would be contingent upon your entering into a standard written separation agreement and release with Primal and would be paid out according to the normal payroll schedule. This agreement will apply only if your employment is involuntarily terminated for other than cause and will not apply if your employment is terminated for cause or you voluntarily terminate your employment with Primal.

        "Cause" means: (a) your failure to perform (other than by reason of disability) your duties and responsibilities to Primal in any material respect in the good faith determination of the Board of Directors and, after receiving written notice to such effect from Primal, fails to cure the problem within ten (10) days of receipt of such written notice; (b) your gross negligence or willful misconduct in the performance of your duties and responsibilities to Primal, such duties and responsibilities not to be unreasonably imposed; (c) your appropriation (or attempted appropriation) of a material business opportunity of Primal's, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Primal; (d) your misappropriation (or attempted misappropriation) of any of Primal's funds or property; or (e) the conviction of, or the entering of a guilty plea or plea of no contest by you with respect to, a felony

Option Vesting on Change of Control

        As discussed, to the extent permitted under applicable law, upon the occurrence of a Change of Control or change in CEO all outstanding unvested stock options granted to you by the Company shall accelerate and vest. Change of Control shall mean a change in the beneficial ownership of 50% or more of the combined voting power of Primal's then outstanding voting securities, excluding a refinancing unless it causes a change in the control of the board of directors.

        If this arrangement is acceptable to you, please sign the enclosed copy of this letter and return it to me at your earliest convenience.

Very truly yours,

/s/  JOSEPH R. SIMRELL

Joseph R. Simrell
Chief Executive Officer

cc: Personnel File

I agree to the terms described above:

/s/ ROBERT RICHARDSON Signature	8/18/03 Date